SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Under the Securities Exchange Act of 1934

SCHEDULE 13G

INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934

Odyssey Marine Exploration, Inc.
(Name of Issuer)

Common Stock, $.0001 par value per share
(Title of Class of Securities)

676118102
(CUSIP Number)

                              October 21, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)
☒  Rule 13d-1(c)
☐  Rule 13d-1(d)

Page 1 of 21 Pages

SCHEDULE 13G

CUSIP No. 676118102 Page 2 of 21 Pages

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Scoggin Capital Management, L.P. II
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 1,542,500
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 1,542,500
		8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,542,500
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2%
12)	TYPE OF REPORTING PERSON PN

SCHEDULE 13G

CUSIP No. 676118102 Page 3 of 21 Pages

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Scoggin International Fund, Ltd.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Commonwealth of the Bahamas
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 2,060,000
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 2,060,000
		8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,060,000
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.3%
12)	TYPE OF REPORTING PERSON CO

SCHEDULE 13G

CUSIP No. 676118102 Page 4 of 21 Pages

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Scoggin LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION New York
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 2,060,000
		6)	SHARED VOTING POWER 80,000
		7)	SOLE DISPOSITIVE POWER 2,060,000
		8)	SHARED DISPOSITIVE POWER 80,000
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,140,000
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.4%
12)	TYPE OF REPORTING PERSON OO

SCHEDULE 13G

CUSIP No. 676118102 Page 5 of 21 Pages

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Scoggin Worldwide Fund, Ltd.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 164,000
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 164,000
		8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 164,000
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12)	TYPE OF REPORTING PERSON CO

SCHEDULE 13G

CUSIP No. 676118102 Page 6 of 21 Pages

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Old Bell Associates LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
		6)	SHARED VOTING POWER 164,000
		7)	SOLE DISPOSITIVE POWER 0
		8)	SHARED DISPOSITIVE POWER 164,000
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 164,000
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12)	TYPE OF REPORTING PERSON OO

SCHEDULE 13G

CUSIP No. 676118102 Page 7 of 21 Pages

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON A. Dev Chodry
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION USA
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
		6)	SHARED VOTING POWER 164,000
		7)	SOLE DISPOSITIVE POWER 0
		8)	SHARED DISPOSITIVE POWER 164,000
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 164,000
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12)	TYPE OF REPORTING PERSON IN

SCHEDULE 13G

CUSIP No. 676118102 Page 8 of 21 Pages

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Game Boy Partners, LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION New York
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 178,500
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 178,500
		8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 178,500
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12)	TYPE OF REPORTING PERSON OO

SCHEDULE 13G

CUSIP No. 676118102 Page 9 of 21 Pages

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Craig Effron
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION USA
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
		6)	SHARED VOTING POWER 4,025,000
		7)	SOLE DISPOSITIVE POWER 0
		8)	SHARED DISPOSITIVE POWER 4,025,000
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,025,000
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.4%
12)	TYPE OF REPORTING PERSON IN

SCHEDULE 13G

CUSIP No. 676118102 Page 10 of 21 Pages

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Curtis Schenker
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION USA
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
		6)	SHARED VOTING POWER 4,025,000
		7)	SOLE DISPOSITIVE POWER 0
		8)	SHARED DISPOSITIVE POWER 4,025,000
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,025,000
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.4%
12)	TYPE OF REPORTING PERSON IN

Schedule 13G

Item 1(a).	Name of Issuer:

Odyssey Marine Exploration, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

5215 W. Laurel Street
Tampa, Florida 33607

Item 2(a).	Name of Persons Filing:

(i)	Scoggin Capital Management L.P. II
(ii)	Scoggin International Fund, Ltd.
(iii)	Scoggin LLC
(iv)	Scoggin Worldwide Fund, Ltd.
(v)	Old Bell Associates LLC
(vi)	A. Dev Chodry
(vii)	Game Boy Partners, LLC
(viii)	Craig Effron
(ix)	Curtis Schenker

(collectively, the “Reporting Persons” and each a “Reporting Person”)

Item 2(b).	Address of Principal Business Office or, if None, Residence:

Scoggin Worldwide Fund, Ltd. has a business address at c/o Q&H Corporate Services, Ltd.; 3rd Floor, Harbour Centre; P.O. Box 1348; George Town, Grand Cayman, Cayman Islands.

Scoggin International Fund, Ltd. has a business address at c/o Swiss Financial Services (Bahamas) Ltd.; One Montague Place, 4th Floor; East Bay Street; P.O. Box EE-17758; Nassau, Bahamas.

Each of the Reporting Persons, other than Scoggin Worldwide Fund, Ltd. and Scoggin International Fund, Ltd., has a business address at 660 Madison Avenue, New York, NY  10065.

Item 2(c).	Citizenship or Place of Organization:

(i)	Scoggin Capital Management L.P. II Delaware

(ii)	Scoggin International Fund, Ltd. Commonwealth of the Bahamas

(iii)	Scoggin LLC New York

(iv)	Scoggin Worldwide Fund, Ltd. Cayman Islands

(v)	Old Bell Associates LLC Delaware

(vi)	A. Dev Chodry USA

(vii)	Game Boy Partners, LLC New York

(viii)	Craig Effron USA

(ix)	Curtis Schenker USA

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

676118102

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

(c)	☐	Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

(d)	☐	Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

(e)	☐	Investment Adviser in accordance with § 240.13d-1(b)(1)(ii)(E)

(f)	☐	Employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F)

(g)	☐	Parent Holding Company or control person in accordance with §240.13d-1(b)(ii)(G)

(h)	☐	Savings Association as defined in §3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

(i)	☐	Church plan that is excluded from the definition of an investment company under §3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

(j)	☐	Group, in accordance with §240.13d-1(b)(ii)(J)

Item 4.	Ownership.

(i)           Scoggin Capital Management L.P. II1

(a)	Amount beneficially owned: 1,542,500

(b)	Percent of class: 3.2%[2]

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 1,542,500

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 1,542,500

(iv)	Shared power to dispose or to direct the disposition of: 0

(ii)           Scoggin International Fund, Ltd.3

(a)	Amount beneficially owned: 2,060,000

(b)	Percent of class: 4.3%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 2,060,000

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 2,060,000

(iv)	Shared power to dispose or to direct the disposition of: 0

________________________

[1]
The general partner of Scoggin Capital Management, L.P. II is S&E Partners, L.P., a limited partnership organized under the laws of Delaware. Scoggin, Inc., a corporation organized under the laws of Delaware, is the sole general partner of S&E Partners, L.P. Craig Effron and Curtis Schenker are the stockholders of Scoggin, Inc.

[2]	Percentages are based on 48,177,136 outstanding shares of Common Stock (as set forth in the Issuer’s Form 10-Q, as filed with the Securities and Exchange Commission on August 11, 2008).

[3]	The investment manager of Scoggin International Fund, Ltd. is Scoggin LLC. Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

(iii)           Scoggin LLC4

(a)	Amount beneficially owned: 2,140,000

(b)	Percent of class: 4.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 2,060,000

(ii)	Shared power to vote or to direct the vote: 80,000

(iii)	Sole power to dispose or to direct the disposition of: 2,060,000

(iv)	Shared power to dispose or to direct the disposition of: 80,000

(iv)           Scoggin Worldwide Fund, Ltd.5

(a)	Amount beneficially owned: 164,000

(b)	Percent of class: 0.3%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 164,000

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 164,000

(iv)	Shared power to dispose or to direct the disposition of: 0

(v)           Old Bell Associates, LLC6

________________________

[4]
Scoggin LLC is the investment manager of Scoggin International Fund, Ltd. and the investment manager for certain discretionary managed accounts. Scoggin LLC serves as investment sub-manager for equity and event-driven investing for Scoggin Worldwide Fund, Ltd. Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

[5]
The investment manager of Scoggin Worldwide Fund, Ltd. is Old Bellows Partners LP.  The general partner of Old Bellows Partners LP is Old Bell Associates LLC.  A. Dev Chodry is a principal of Old Bellows Partners LP.  Scoggin LLC is a principal of Old Bellows Partners LP and serves as investment sub-manager for equity and event-driven investing for Scoggin Worldwide Fund, Ltd.  Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

[6]	Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. Old Bell Associates LLC is the general partner of Old Bellows Partners LP.

(a)	Amount beneficially owned: 164,000

(b)	Percent of class: 0.3%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 164,000

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 164,000

(vi)           A. Dev Chodry

(a)	Amount beneficially owned: 164,000

(b)	Percent of class: 0.3%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 164,000

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 164,000

(vii)	Game Boy Partners, LLC[7]

(a)	Amount beneficially owned: 178,500

(b)	Percent of class: 0.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 178,500

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 178,500

------------------------------------------------------

[7]	Craig Effron and Curtis Schenker are the managers of Gameboy Partners, LLC.

(iv)	Shared power to dispose or to direct the disposition of: 0

(viii)           Craig Effron

(a)	Amount beneficially owned: 4,025,000

(b)	Percent of class: 8.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 4,025,000

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 4,025,000

(ix)           Curtis Schenker

(a)	Amount beneficially owned: 4,025,000

(b)	Percent of class: 8.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 4,025,000

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 4,025,000

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

A person other than the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities with respect to the 80,000 shares held in certain discretionary managed accounts to which Scoggin LLC is the investment manager.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.	Identification and Classification of Members of the Group.

Not applicable

Item 9.	Notice of Dissolution of Group.

Not applicable

Item 10.	Certification.

By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Scoggin Capital Management L.P. II
By: S&E Partners, L.P., its General Partner
By: Scoggin, Inc., its General Partner
By: /s/ Craig Effron Title: President
Dated as of October 30, 2008

Scoggin International Fund, Ltd.
By: Scoggin LLC, its Investment Manager
By: /s/ Craig Effron Title: Member
Dated as of October 30, 2008

Scoggin LLC
By: /s/ Craig Effron Title: Member
Dated as of October 30, 2008

Scoggin Worldwide Fund, Ltd.
By: /s/ A. Dev Chodry Title: Director
Dated as of October 30, 2008

Old Bell Associates LLC
By: /s/ A. Dev Chodry Title: Manager
Dated as of October 30, 2008

/s/ A. Dev Chodry A. Dev Chodry
Dated as of October 30, 2008

Game Boy Partners, LLC
By: /s/ Craig Effron Title: Manager

Dated as of October 30, 2008

/s/ Craig Effron Craig Effron
Dated as of October 30, 2008

/s/ Curtis Schenker Curtis Schenker
Dated as of October 30, 2008

Exhibit A

Agreement of Joint Filing

Pursuant to 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on Schedule 13G and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.

This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Scoggin Capital Management L.P. II
By: S&E Partners, L.P., its General Partner
By: Scoggin, Inc., its General Partner
By: /s/ Craig Effron Title: President
Dated as of October 30, 2008

Scoggin International Fund, Ltd.
By: Scoggin LLC, its Investment Manager
By: /s/ Craig Effron Title: Member
Dated as of October 30, 2008

Scoggin LLC
By: /s/ Craig Effron Title: Member
Dated as of October 30, 2008

Scoggin Worldwide Fund, Ltd.
By: /s/ A. Dev Chodry Title: Director
Dated as of October 30, 2008

Old Bell Associates LLC
By: /s/ A. Dev Chodry Title: Manager
Dated as of October 30, 2008

/s/ A. Dev Chodry A. Dev Chodry
Dated as of October 30, 2008

Game Boy Partners, LLC
By: /s/ Craig Effron Title: Manager
Dated as of October 30, 2008

/s/ Craig Effron Craig Effron
Dated as of October 30, 2008

/s/ Curtis Schenker Curtis Schenker
Dated as of October 30, 2008